Exhibit 10.7

Execution Version

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) between Audacy Services, LLC (the “Employer”), for the provision of services to Audacy Operations, Inc., and Susan Larkin (“Employee” or “You”) in order to amend as follows that certain Employment Agreement dated May 24, 2023 (the “Employment Agreement”), is entered into as of January 5, 2024 and effective as of, but subject to the occurrence of, the effective date of the Chapter 11 plan implementing the restructuring transactions contemplated by that certain restructuring support agreement between Audacy, Inc. and the applicable first lien lenders (the “Effective Date”).

WHEREAS, the parties desire to amend the Employment Agreement; and

NOW THEREFORE, in consideration of the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

1.	Amendments to Employment Agreement:

1.1    With respect to Section 2(b) of the Employment Agreement (titled “Incentive Compensation”), the parties acknowledge that in consideration of the KERP Bonus (paid pursuant to the Letter Agreement dated June 19, 2023 between Employee and Audacy, Inc.), Employee shall not be eligible to receive an annual bonus with respect to 2023. To the extent Employee becomes eligible for “Without Cause Severance Benefits” under Section 7(c) of the Employment Agreement in connection with a qualifying termination (including, for the avoidance of doubt, a termination for Good Reason) which occurs in calendar year 2024, then the June 2023 KERP Bonus will be treated as the bonus paid for the prior year’s performance described in Section 7(c)(aa) for purposes of determining the Annual Incentive Bonus amount. In addition, the parties acknowledge and agree that for purposes of Section 2(b) of the Employment Agreement, the bonus payable pursuant to that certain Letter Agreement dated January 4, 2024 between Employee and Audacy, Inc. in July 2024 (or such later date as provided for pursuant to the terms of such Letter Agreement) shall be deemed to be included as a portion of Employee’s bonus paid for prior year’s performance described in Section 7(c)(aa) for purposes of determining the Annual Incentive Bonus amount, to the extent Employee becomes eligible for “Without Cause Severance Benefits” under Section 7(c) of the Employment Agreement in connection with a qualifying termination (including, for the avoidance of doubt, a termination for Good Reason) which occurs in calendar year 2025.

1.2    Section 2(d) of the Employment Agreement (titled “Future Grants of Time Vesting Equity”) is hereby struck and replaced with “Reserved.”

2.      Effect of Amendment. All terms and provisions of the Employment Agreement not expressly modified herein shall remain in full force and effect and are binding on You and the Employer.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

Audacy Services, LLC

By:	/s/ Andrew P. Sutor, IV
Name:	Andrew P. Sutor, IV
Title:	Executive Vice President
Date:	1/5/2024

Susan Larkin

/s/ Susan Larkin
Date:	1/5/2024